Shefali Shah
Senior Vice President, Chief
Administrative Officer and
General Counsel
Avaya Holdings Corp.
Santa Clara, CA 95054

VIA EDGAR
May 16, 2018
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Re: Notice of Disclosure Filed in Quarterly Report on Form 10-Q Under Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Exchange Act

Dear Sirs:

Pursuant to Section 219 of the Iran Threat Reduction and Syria Human Rights Act of 2012 and Section 13(r) of the Securities and Exchange Act of 1934, as amended, notice is hereby provided that Avaya Holdings Corp. has made disclosure pursuant to such provisions in its quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which was filed with the U.S. Securities and Exchange Commission on May 15, 2018. Such disclosure is set forth in the section entitled “Item 5. Other Information,” which begins on page 69 of such report.

Respectfully Submitted,

Avaya Holdings Corp.

/s/ Shefali Shah
___________________
Shefali Shah
Senior Vice President,
Chief Administrative Officer and
General Counsel